Exhibit 99.1


  Unify Acquires Application Modernization Company Active Data Corp.

     Acquisition Expands Composer Product Family and Enhances Team
                     Developer .NET Functionality


    SACRAMENTO, Calif.--(BUSINESS WIRE)--May 24, 2007--Unify Corp. (OTCBB:UNFY), a global provider of application modernization software to enable Service-Oriented Architecture (SOA), today announced that it has acquired Active Data Corporation (ADC). A privately held company based in Baltimore, Md., ADC provides application migration software that will add Microsoft .NET functionality to Team Developer and SQLWindows applications. The acquisition validates Unify's application modernization strategy and expands its Composer suite of solutions to help businesses modernize and service-enable legacy applications.

    In business for over 17 years, ADC is a long-standing GUPTA partner reselling products and providing consulting and implementation services to more than 100 GUPTA customers. GUPTA was acquired by Unify in Nov. 2006. Acquiring ADC complements Unify's application modernization strategy for both the Team Developer and Composer product portfolio. ADC technology and expertise will provide the foundation for Unify to rapidly deliver .NET and ASP.NET deployment capabilities in future versions of Team Developer. Additionally, ADC's migration solution, Sabertooth, will become part of the Composer product family and provide a comprehensive and native conversion of Team Developer and SQLWindows applications to the .NET framework for customers with a corporate mandate to move to Microsoft.

    "We are extremely excited to have the ADC team join forces with Unify and expand our delivery of application modernization solutions to enterprises running legacy applications needing a path forward to today's technology," said Todd Wille, CEO of Unify. "Our Team Developer customers have been asking for the ability to deploy and tightly integrate with the Microsoft .NET framework and the acquisition of ADC enables us to accelerate this capability and provide them with an extended and progressive Microsoft .NET strategy."

    "Joining Unify allows us to better reach and serve our mutual Team Developer customer base," said David Drager, founder and president of Active Data Corp. "Our deep understanding of Team Developer and .NET technology will accelerate the Team Developer roadmap by providing future .NET enhancements to the product as well as provide a migration strategy for customers needing to completely move applications to the ..NET framework."

    Pursuant to the terms of the agreement, Unify acquired ADC for cash, paid over the next four quarters, plus a two-year earn out agreement. The Company expects the acquisition of ADC to be immediately accretive.

    About Unify

    Unify is a global provider of application modernization software that enables Service-Oriented Architecture (SOA) implementation. Unify allows an organization to modernize mission critical applications while maximizing its legacy investments throughout the enterprise. Unify's enterprise software portfolio enhances SOA environments by improving application time-to-market metrics, increasing collaboration and service-enabling legacy information. Headquartered in Sacramento, Calif., Unify has offices in Munich, Paris, London and Australia. Visit www.unify.com or email us at info@unify.com.


    CONTACT: Unify Corp.
             Deb Thornton, 916-928-6379
             deb@unify.com
             Ines Piech, + 49 811 555 4330
             ines.piech@unify.com
             or
             MKR Group, Inc.
             Todd Kehrli, 323-468-2300
             unfy@mkr-group.com